Exhibit 99.1

Life Storage, Inc. Reports Third Quarter 2018 Results; Increases FFO Guidance

BUFFALO, N.Y.--(BUSINESS WIRE)--October 31, 2018--Life Storage, Inc. (NYSE:LSI), a leading national owner and operator of self storage properties, reported operating results for the quarter ended September 30, 2018.

The Company achieved net income attributable to common shareholders in the third quarter of 2018 of $41.1 million or $0.88 per fully diluted common share. This compares to net income attributable to common shareholders of $35.5 million in the third quarter of 2017, or $0.76 per fully diluted common share.

Funds from operations (“FFO”)(1) for the quarter was $1.46 per fully diluted common share compared to $1.34 for the same period last year. Absent a $0.7 million gain on the sale of land and a $0.2 million cost related to an officer’s retirement incurred in the third quarter of 2018, adjusted FFO per fully diluted common share was $1.45 for the quarter ended September 30, 2018. Adjusted FFO per fully diluted common share was $1.39 for the quarter ended September 30, 2017.

David Rogers, Chief Executive Officer stated, “We had a busy third quarter, and a good one. The stores are performing well, our asset recycling program is progressing as expected, and our Rent Now and Warehouse Anywhere programs have been launched with great success. Tomorrow, our third-party management division, Life Storage Solutions, takes over operation of 42 stabilized stores for an important new client, and we have a solid book of potential new clients in the pipeline. We expect a strong finish to 2018 and are excited about the prospects for the coming year.”

Highlights for the Third Quarter Included:

  Increased same store revenue by 3.6% and same store net operating income (“NOI”)(2) by 4.2% as compared to the third quarter of 2017.
  Added five stores to its third-party management platform and entered into agreements to add 42 stabilized properties effective November 1, 2018; upon conversion of those stabilized properties, the Company will manage 203 properties through its joint venture and third-party management agreements.
  Acquired two high-quality properties for its owned portfolio located in the greater Boston, MA metro area and Sacramento, CA.
  Opened three high-quality joint venture development properties in Phoenix, AZ, Brooklyn, NY, and Miami, FL.
  Sold one property in Austin, TX for a gain of $0.9 million (the property remains under Life Storage management); recorded another gain of $0.7 million on land sale.
  Announced the expansion of its Warehouse Anywhere “Last Mile” delivery solution for corporate customers.
  Replaced its current credit facility on more favorable terms and extended the maturity date to March 2023 from December 2019.
  Paid a quarterly dividend of $1.00 per share of common stock.

OPERATIONS:

Total revenues increased 4.4% over last year’s third quarter while operating costs decreased 3.0%, resulting in an NOI increase of 8.3%.

Revenues for the 533 stabilized stores wholly owned by the Company since December 31, 2016 increased 3.6% from those in the third quarter of 2017, the result of a 3.9% increase in rental rates, partially offset by a 70-basis point decrease in average occupancy.

The Company achieved same store revenue growth in 30 of the 33 major markets in its same store pool, with 31 markets maintaining an average quarterly occupancy greater than 90%. Markets with the strongest positive revenue impact include Las Vegas, NV, New York/New Jersey, California (Northern and Southern), and Buffalo-Upstate New York.

Same store expenses rose by 2.4% as compared to the prior year period. Increased real estate taxes were partially offset by a 9.6% decrease in internet marketing costs. Accordingly, same store NOI increased 4.2% for the third quarter of 2018 as compared to the third quarter of 2017.

General and administrative expenses increased by approximately $0.8 million over the same period in 2017, primarily due to investment in technology, including Rent Now, and increased personnel costs.

PROPERTIES:

During the quarter, the Company added two properties to its owned portfolio for a total cost of approximately $19.5 million. The facilities are located in the Greater Boston metro area and Sacramento, CA, both markets in which the Company already has a presence. The Boston property was previously managed by the Company. Subsequent to quarter end, the Company added an additional property to its owned portfolio in the Greater New York metro area.

At September 30, 2018, the Company was in contract to acquire three self storage facilities for its owned portfolio for an aggregate purchase price of $29.3 million. These facilities are similarly located in markets where the Company already has a presence: Greater New York metro area (2) and Atlanta, GA. Subsequent to quarter end, the Company entered into contracts to acquire two additional stores for its owned portfolio for a total consideration of approximately $19.2 million. The facilities are also located in markets where the Company already has a presence: Orlando, FL and Sacramento, CA. All pending acquisitions are subject to further due diligence and closing conditions; therefore, no assurance can be given that they will be purchased according to the terms described.

The Company also began operations on three development properties owned by unconsolidated joint ventures. The properties are located in Phoenix, AZ, Brooklyn, NY, and Miami, FL. The properties have a total development cost of $40.6 million, of which $8.6 million was contributed by the Company.

The Company continues to aggressively grow its third-party management platform. During the quarter, the Company added five stores to its third-party management platform, bringing the total stores managed through its joint venture and third-party management agreements to 158 as of September 30, 2018. Furthermore, the Company entered into an agreement to manage 42 stabilized properties that will be operating effective November 1, 2018. The new properties augment existing portfolios in: Texas (10), Louisiana (29), and Mississippi (3). Upon conversion of those stabilized properties, the Company will manage 203 properties through its joint venture and third-party management agreements, a greater than 110% increase since year-end 2016. Additionally, the Company has 19 properties under contract to manage in 2018 and 2019, three of which came on subsequent to quarter end. Fifteen of the remaining 16 contracts are new developments.

In July, the Company sold one property in Austin, TX for $9.6 million, and recorded a gain of $0.9 million. Life Storage continues to manage the location. Separately, the Company sold land parcels for a gain of $0.7 million.

BALANCE SHEET AND CAPITAL MARKETS:

Illustrated below are key financial ratios at September 30, 2018:

- Debt to Enterprise Value (at $95.16/share)	28.4%
- Debt to Book Cost of Storage Facilities	40.4%
- Debt to Recurring Annualized EBITDA	5.2x
- Debt Service Coverage	4.9x

At September 30, 2018, the Company had approximately $13.3 million of cash on hand, and $371 million available on its line of credit.

Subsequent to quarter end, the Company refinanced its bank credit facility. As part of the new arrangement, the maturity date on the Company’s revolving line of credit was extended from December 2019 to March 2023. Additionally, the interest rate on the revolving credit facility was reduced 15 basis points to 100 basis points over LIBOR and the interest rate on the term loan was reduced 15 basis points to 95 basis points over LIBOR, based on the Company’s current investment grade credit rating of Baa2/BBB.

COMMON STOCK DIVIDEND:

Subsequent to quarter-end, the Company’s Board of Directors approved a quarterly dividend of $1.00 per share or $4.00 annualized.

YEAR 2018 EARNINGS GUIDANCE:

The following assumptions covering operations have been utilized in formulating guidance for the fourth quarter and full year 2018:

Same Store
Projected Increases Over 2017
	4Q 2018	FY 2018
Revenue	2.50 – 3.00%	3.00 – 3.50%
Operating Costs (excluding property taxes)	1.00 – 2.00%	0.50 – 1.25%
Property Taxes	5.00 – 6.00%	5.50 – 6.50%
Total Operating Expenses	2.25 – 3.25%	2.00 – 2.75%
Net Operating Income	2.75 – 3.25%	3.25 – 4.00%

The Company’s 2018 same store pool consists of the 533 stabilized stores owned since December 31, 2016, which includes the stabilized legacy Life Storage locations. The stores purchased between 2015 and 2017 at certificate of occupancy or that were in the early stages of lease-up are not included, regardless of their current occupancies. The Company believes that occupancy levels achieved during the lease-up period, using discounted rates, are not truly indicative of a new store’s performance, and therefore do not result in a meaningful year-over-year comparison in future years. The Company will include such stores in its same store pool in the second year after the stores achieve 80% sustained occupancy using market rates and incentives.

The Company plans to complete $40 – $45 million of expansions in 2018. It also has budgeted $22 - $25 million to provide for recurring capitalized expenditures including roofing, paving, and office renovations.

As of September 30, 2018, the Company operated 22 self storage facilities that it acquired between 2015 - 2017 upon issuance of certificate of occupancy or in the early stages of lease-up. These properties are expected to contribute above average revenue growth in 2018.

Annual general and administrative expenses are expected to be approximately $46 – $47 million.

As a result of the above assumptions, management expects adjusted funds from operations for the full year 2018 to be approximately $5.46 to $5.52 per share, and between $1.35 and $1.39 per share for the fourth quarter of 2018.

Reconciliation of Guidance	4Q 2018	FY 2018
	Range or Value	Range or Value
Earnings per share attributable to common shareholders - diluted	$ 0.78 - $ 0.82	$ 3.23 - $ 3.29
Less: gain on sale of real estate	- – -	(0.04 – 0.04)
Plus: real estate depreciation and amortization	0.57 – 0.57	2.27 – 2.27
FFO per share	$ 1.35 - $ 1.39	$ 5.46 - $ 5.52

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to enter new markets where it has little or no operational experience; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the Company’s ability to comply with debt covenants; the future ratings on the Company’s debt instruments; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal, interest and dividends; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Life Storage will hold its Third Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Time on Thursday, November 1, 2018. To help avoid connection delays, participants are encouraged to pre-register using this link. Anyone unable to pre-register may access the conference call at 877.737.7051 (domestic), or 201.689.8878 (international). Management will accept questions from registered financial analysts after prepared remarks; all others are encouraged to listen to the call via webcast by accessing the investor relations tab at Life Storage or at http://www.investorcalendar.com/event/38187.

The webcast will be archived for 90 days; a telephone replay will also be available for 72 hours by calling 877.481.4010 and entering conference ID 38187.

ABOUT LIFE STORAGE, INC:

Life Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self storage facilities. Located in Buffalo, New York, the Company operates more than 700 storage facilities in 28 states. The Company serves both residential and commercial storage customers with storage units rented by month. Life Storage consistently provides responsive service to its 400,000-plus customers, making it a leader in the industry. For more information visit https://invest.lifestorage.com/.

Life Storage, Inc.
Balance Sheet Data
(unaudited)

	September 30,	December 31,
(dollars in thousands)	2018	2017
Assets
Investment in storage facilities:
Land	$788,728	$786,628
Building, equipment and construction in progress	3,584,859	3,534,782
	4,373,587	4,321,410
Less: accumulated depreciation	(697,970)	(624,314)
Investment in storage facilities, net	3,675,617	3,697,096
Cash and cash equivalents	13,282	9,167
Accounts receivable	7,992	7,331
Receivable from joint ventures	742	1,397
Investment in joint ventures	135,328	133,458
Prepaid expenses	10,544	6,757
Intangible asset - in-place customer leases	305	-
Trade name	16,500	16,500
Fair value of interest rate swap agreements	-	205
Other assets	9,024	4,863
Total Assets	$3,869,334	$3,876,774

Liabilities
Line of credit	$128,000	$105,000
Term notes, net	1,610,548	1,609,089
Accounts payable and accrued liabilities	79,194	92,941
Deferred revenue	9,128	9,374
Mortgages payable	12,397	12,674
Total Liabilities	1,839,267	1,829,078

Noncontrolling redeemable Operating Partnership Units at redemption value	20,506	19,373

Equity
Common stock	466	466
Additional paid-in capital	2,370,329	2,363,171
Accumulated deficit	(354,130)	(327,727)
Accumulated other comprehensive loss	(7,104)	(7,587)
Total Shareholders' Equity	2,009,561	2,028,323
Total Liabilities and Shareholders' Equity	$3,869,334	$3,876,774

Life Storage, Inc.
Consolidated Statements of Operations
(unaudited)
	July 1, 2018	July 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Revenues
Rental income	$128,818	$124,044	$376,334	$363,284
Other operating income	10,004	9,046	28,649	25,910
Management and acquisition fee income	2,661	2,478	7,602	7,479
Total operating revenues	141,483	135,568	412,585	396,673

Expenses
Property operations and maintenance	30,316	32,662	90,551	92,178
Real estate taxes	15,450	14,498	46,512	43,431
General and administrative	11,742	10,914	35,513	38,309
Operating leases of storage facilities	141	141	424	283
Depreciation and amortization	27,282	26,055	76,830	77,105
Amortization of in-place customer leases	9	94	9	24,791
Total operating expenses	84,940	84,364	249,839	276,097

Income from operations	56,543	51,204	162,746	120,576

Other income (expense)
Interest expense (A)	(17,923)	(16,290)	(52,645)	(47,216)
Interest income	2	1	8	4
Gain on sale of storage facility	925	-	925	-
Gain on sale of real estate	718	-	718	-
Equity in income of joint ventures	1,046	752	3,066	2,259

Net income	41,311	35,667	114,818	75,623
Noncontrolling interests in the Operating Partnership	(191)	(171)	(535)	(343)
Net income attributable to common shareholders	$41,120	$35,496	$114,283	$75,280

Earnings per common share attributable to common shareholders - basic	$0.88	$0.76	$2.46	$1.62

Earnings per common share attributable to common shareholders - diluted	$0.88	$0.76	$2.45	$1.62

Common shares used in basic
earnings per share calculation	46,526,362	46,415,782	46,486,587	46,361,747

Common shares used in diluted
earnings per share calculation	46,627,968	46,520,311	46,580,331	46,472,294

Dividends declared per common share	$1.00	$1.00	$3.00	$2.95

(A) Interest expense for the period ending September 30 consists of the following
Interest expense	$17,399	$15,770	$51,071	$45,657
Amortization of debt issuance costs	524	520	1,574	1,559
Total interest expense	$17,923	$16,290	$52,645	$47,216

Life Storage, Inc.
Computation of Funds From Operations (FFO) (1)
(unaudited)
	July 1, 2018	July 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands, except share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net income attributable to common shareholders	$41,120	$35,496	$114,283	$75,280
Noncontrolling interests in the Operating Partnership	191	171	535	343
Depreciation of real estate and amortization of intangible
assets exclusive of debt issuance costs	26,777	25,528	75,304	100,501
Depreciation and amortization from unconsolidated joint ventures	1,243	1,267	3,673	2,983
(Gain) loss on sale of storage facility	(925)	-	(925)	-
Funds from operations allocable to noncontrolling
interest in Operating Partnership	(317)	(299)	(899)	(801)
Funds from operations available to common shareholders	68,089	62,163	191,971	178,306
FFO per share - diluted	$1.46	$1.34	$4.12	$3.84

Adjustments to FFO
Gain on sale of land	(718)	-	(718)	-
Costs related to officer's retirement	222	-	222	-
Natural disasters loss net of insurance proceeds	-	2,750		2,750
Loss related to legal settlement	-	-	-	5,040
Acquisition fee income	-	(117)	-	(1,358)
Board changes and other proxy related expenses	-	-	1,128	-
Funds from operations resulting from non-recurring items
allocable to noncontrolling interest in Operating Partnership	2	(13)	(3)	(28)
Adjusted funds from operations available to common shareholders	67,595	64,783	192,600	184,710
Adjusted FFO per share - diluted	$1.45	$1.39	$4.13	$3.97

Common shares - diluted	46,627,968	46,520,311	46,580,331	46,472,294

Life Storage, Inc.
Computation of Net Operating Income (2)
(unaudited)
	July 1, 2018	July 1, 2017	January 1, 2018	January 1, 2017
	to	to	to	to
(dollars in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017

Net Income	$41,311	$35,667	$114,818	$75,623
General and administrative	11,742	10,914	35,513	38,309
Payments for rent	141	141	424	283
Depreciation and amortization	27,291	26,149	76,839	101,896
Interest expense	17,923	16,290	52,645	47,216
Interest income	(2)	(1)	(8)	(4)
Gain on sale of storage facility	(925)	-	(925)	-
Gain on sale of real estate	(718)	-	(718)	-
Equity in income of joint ventures	(1,046)	(752)	(3,066)	(2,259)
Net operating income	$95,717	$88,408	$275,522	$261,064

Same store	$87,805	$84,276	$254,156	$244,423
Other stores and management fee inc income	7,912	4,132	21,366	16,641
Total net operating income	$95,717	$88,408	$275,522	$261,064

Life Storage, Inc.
Quarterly Same Store Data (3) 533 mature stores owned since 12/31/16
(unaudited)
	July 1, 2018	July 1, 2017
	to	to		Percentage
(dollars in thousands)	September 30, 2018	September 30, 2017	Change	Change

Revenues:
Rental income	$122,526	$117,983	$4,543	3.9%
Revenues related to tenant insurance	4,699	4,649	50	1.1%
Other operating income	1,856	1,969	(113)	-5.7%
Total operating revenues	129,081	124,601	4,480	3.6%

Expenses:
Payroll and benefits	10,072	10,046	26	0.3%
Real estate taxes	14,312	13,477	835	6.2%
Utilities	4,346	4,311	35	0.8%
Repairs and maintenance	4,106	4,008	98	2.4%
Office and other operating expense	4,136	3,968	168	4.2%
Insurance	1,485	1,419	66	4.7%
Advertising	318	330	(12)	-3.6%
Internet marketing	2,501	2,766	(265)	-9.6%
Total operating expenses	41,276	40,325	951	2.4%

Net operating income (2)	$87,805	$84,276	$3,529	4.2%

QTD Same store move ins	52,606	55,555	(2,949)

QTD Same store move outs	57,104	57,436	(332)

Other Comparable Quarterly Same Store Data
(unaudited)
	July 1, 2018	July 1, 2017
	to	to		Percentage
	September 30, 2018	September 30, 2017	Change	Change
Stores owned since 12/31/15 (429 stores)
Revenues	$99,094	$96,083	$3,011	3.1%
Expenses	31,628	31,010	618	2.0%
Net operating income	$67,466	$65,073	$2,393	3.7%

Stores owned since 12/31/14 (411 stores)
Revenues	$94,772	$91,910	$2,862	3.1%
Expenses	30,116	29,590	526	1.8%
Net operating income	$64,656	$62,320	$2,336	3.7%

Life Storage, Inc.
Year to Date Same Store Data (3) 533 mature stores owned since 12/31/16
(unaudited)
	January 1, 2018	January 1, 2017
	to	to		Percentage
(dollars in thousands)	September 30, 2018	September 30, 2017	Change	Change

Revenues:
Rental income	$358,150	$345,939	$12,211	3.5%
Revenues related to tenant insurance	14,027	13,569	458	3.4%
Other operating income	5,458	5,813	(355)	-6.1%
Total operating revenues	377,635	365,321	12,314	3.4%

Expenses:
Payroll and benefits	30,795	30,313	482	1.6%
Real estate taxes	42,935	40,432	2,503	6.2%
Utilities	11,989	11,598	391	3.4%
Repairs and maintenance	13,055	13,245	(190)	-1.4%
Office and other operating expense	12,251	11,998	253	2.1%
Insurance	4,411	4,200	211	5.0%
Advertising	973	999	(26)	-2.6%
Internet marketing	7,070	8,113	(1,043)	-12.9%
Total operating expenses	123,479	120,898	2,581	2.1%

Net operating income (2)	$254,156	$244,423	$9,733	4.0%

YTD Same store move ins	156,496	164,066	(7,570)

YTD Same store move outs	153,760	154,000	(240)

Life Storage, Inc.
Other Data - unaudited	Same Store (3)		All Stores (4)
	2018	2017	2018	2017

Weighted average quarterly occupancy	91.8%	92.5%	91.5%	91.8%

Occupancy at September 30	91.3%	92.4%	90.9%	91.5%

Rent per occupied square foot	$14.16	$13.63	$14.12	$13.62

Life Storage, Inc.
Other Data - unaudited (continued)

Investment in Storage Facilities: (unaudited)
The following summarizes activity in storage facilities during the nine months ended September 30, 2018:

Beginning balance	$4,321,410
Property acquisitions	19,172
Improvements and equipment additions:
Expansions	11,895
Roofing, paving, and equipment:
Stabilized stores	18,011
Recently acquired stores	5
Change in construction in progress (Total CIP $29.8 million)	15,393
Dispositions and Impairments	(12,299)
Storage facilities at cost at period end	$4,373,587

Comparison of Selected G&A Costs (unaudited)	Quarter Ended
	September 30, 2018	September 30, 2017

Management and administrative salaries and benefits	6,821	6,216
Training	211	224
Call center	760	729
Life Storage Solutions costs	129	269
Income taxes	760	900
Legal, accounting and professional	991	1,060
Name change	-	-
Loss related to legal settlement	-	-
Other administrative expenses (5)	2,070	1,516
	$11,742	$10,914

Net rentable square feet	September 30, 2018
Wholly owned properties	39,968,098
Joint venture properties	7,618,691
Third party managed properties	3,476,202
	51,062,991

	September 30, 2018	September 30, 2017

Common shares outstanding	46,600,427	46,536,812
Operating Partnership Units outstanding	215,009	217,481

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common shareholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(2) Net operating income or "NOI" is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure to investors in evaluating our operating performance, because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and comparing period-to-period and market-to-market property operating results. Additionally, NOI is widely used in the real estate industry and the self storage industry to measure the performance and value of real estate assets without regard to various items included in net income that do not relate to or are not indicative of operating performance, such as depreciation and amortization, which can vary depending on accounting methods and book value of assets. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income.

(3) Includes the stores owned and/or managed by the Company for the entire periods presented that are consolidated in our financial statements. Does not include unconsolidated joint ventures or other stores managed by the Company.

(4) Does not include unconsolidated joint venture stores or other stores managed by the Company.

(5) Other administrative expenses include office rent, travel expense, investor relations and miscellaneous other expenses.

CONTACT:
Life Storage, Inc.
David Dodman
Vice President, Investor Relations and Strategic Planning
(716) 229-8284
ddodman@lifestorage.com